Exhibit 3.2

EXECUTION VERSION

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

TH MERGER COMPANY, LLC

This Amended and Restated Limited Liability Company Agreement (this “Agreement”) of TH Merger Company, LLC (the “Company”), is dated and effective as of March 26, 2012, and is adopted and entered into by Ventas Realty, Limited Partnership, a Delaware partnership, as the sole member of the Company (the “Sole Member”).  This Agreement amends and restates the Limited Liability Company Agreement, dated March 20, 2012, and shall hereafter govern the Company.  The Sole Member and any other members admitted from time to time in accordance with the terms hereof are individually referred to herein as a “Member” and collectively referred to herein as the “Members”.

WHEREAS, the Company was formed as a limited liability company under the Delaware Limited Liability Company Act (the “Act”); and

WHEREAS, the Sole Member wishes to set forth, among other things, how the business and affairs of the Company shall be managed.

NOW, THEREFORE, the undersigned hereby agrees as follows:

1.                                      Formation and Name.  The Company was formed as a limited liability company under the Act.  The name of the limited liability company is TH Merger Company, LLC.  The business of the Company may be conducted under any other name deemed necessary or desirable by the Board of Managers (as defined below) in order to comply with local law.  The undersigned resolves to continue the Company as a limited liability company pursuant to the provisions of the Act and of this Agreement and resolves that its rights and liabilities shall be as provided in the Act for members except as provided herein.

2.                                      Purpose.  The Company is formed for the object and purpose of, and the Company’s business is, to engage in any and all lawful acts and activities for which limited liability companies may be formed under the Act and to engage in any and all activities necessary or incidental to the foregoing.

3.                                      Principal Place of Business.  The principal office of the Company shall be located at such place as the Board of Managers may designate from time to time.

4.                                      Registration Agent.  The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801, in the County of New Castle.

5.                                      Duration.  The Company shall continue in existence perpetually unless the Company is dissolved and its affairs wound up in accordance with the Act or this Agreement.  The Board of Managers may terminate this Agreement and dissolve the Company at any time.

6.                                      Fiscal Year.  The fiscal year of the Company shall begin on January 1 of each year and end on December 31 of that year.

7.                                      Members.  Unless other Members are admitted pursuant to the terms hereof, the Sole Member shall be the only member of the Company.  The Members hereby resolve to operate the Company in accordance with the terms of this Agreement.  The Members shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including, without limitation, all powers, statutory or otherwise, possessed by members of limited liability companies under the laws of the State of Delaware.

8.                                      Management.

(a)                                  Managers.

(i)                                     The management of the Company shall be vested in a board of managers appointed by the Members (the “Board of Managers”).  The initial members of the Board of Managers, who shall serve until their successors are duly appointed or until their earlier resignation or removal by the Members, shall consist of:

T. Richard Riney

Richard A. Schweinhart

Brian K. Wood

(ii)                                  Except for decisions or actions requiring the unanimous approval of the Members as provided by non-waivable provisions of the Act or applicable law, (A) the powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Board of Managers and (B) the Board of Managers may make all decisions and take all actions for the Company as in its sole discretion it deems necessary or appropriate to carry out the purposes for which the Company is being formed under this Agreement and to further the interests of the Members.

(b)                                 Delegation of Authority and Duties.

(i)                                     The Board of Managers shall have the power to act, in the name and on behalf of the Company, to do all things reasonably necessary for the performance of the Company’s day-to-day operations.

(ii)                                  The Board of Managers may appoint (as well as remove or replace with or without cause), as it deems necessary, a President or Chief Executive Officer, a Chief Financial Officer, a Chief Accounting Officer, Executive Vice

Presidents, Senior Vice Presidents, Vice Presidents, a Treasurer, a Secretary and an Associate Secretary (collectively, the “Officers”). The compensation, if any, of the Officers shall be determined by the Board of Managers. The initial Officers, to serve until their respective successors are duly appointed or until their earlier resignation or removal by the Board of Managers, are:

Richard A. Schweinhart	President and Chief Financial Officer

T. Richard Riney	Executive Vice President and Associate Secretary

Brian K. Wood	Senior Vice President and Treasurer

Robert J. Brehl	Vice President and Chief Accounting Officer

Joseph D. Lambert	Vice President

Kristen M. Benson	Vice President and Secretary

(iii)                               The Officers and any other authorized persons shall perform such duties and may exercise such powers as may be assigned to them by the Board of Managers.

(iv)                              Unless the Board of Managers decides otherwise, if the title of any person authorized to act on behalf of the Company under this Section 8(b) is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such person of the authority and duties that are normally associated with that office, subject to any specific delegation of, or restriction on, authority and duties made pursuant to this Section 8(b).  Any number of titles may be held by the same person.  Any delegation pursuant to this Section 8(b) may be revoked at any time by the Board of Managers.

(v)                                 Unless authorized to do so by the Board of Managers, no Officer shall have any power or authority to bind the Company in any way, to pledge its credit, or to render it liable pecuniarily for any purpose.

(c)                                  Authorized Persons.  Each member of the Board of Managers and each Officer is hereby designated as an “authorized person” within the meaning of the Act to sign any documents that are appropriate and necessary to effectuate the purpose of this Agreement.  Each Member acknowledges that the individual who executed the Certificate of Formation of the Company, as filed with the Secretary of State of the State of Delaware on March 20, 2012, is an “authorized person” within the meaning of the Act.

9.                                      Authorized Membership Interests. The Company is authorized to issue 100 membership units, all of which have been issued to the Sole Member.

10.                               Capital Contributions.  Capital contributions shall be made in cash or in other assets as may be agreed by the Board of Managers; provided, however, that unless otherwise determined by the Board of Managers, no Member shall be required to make any capital contribution to the Company.

11.                               Allocations of Profits and Losses/Distributions.  All profits and losses of the Company shall be allocated to the Members.  All distributions by the Company shall be allocated in the same proportion as profits and losses.

12.                               Tax Status.  The Company shall be treated as a disregarded entity of the Members for federal and state income tax purposes.

13.                               New Members/Transfers.  New Members of the Company may be admitted only with the written consent of the Sole Member.  In the event of such admission, this Agreement shall be amended and/or restated, as determined by the Board of Managers, in its sole discretion.  No Member may sell, assign (by operation of law or otherwise), pledge, hypothecate or otherwise transfer its interest in the Company without the consent of the Sole Member.  Any purported transfer of all or any part of an interest in the Company in contravention of this Section 13 shall be null and void ab initio and of no force or effect.

14.                               Limited Liability of Members.  The Members, including the Sole Member, shall not be liable for any debts, obligations or liabilities of the Company.

15.                               Liquidation and Dissolution.  Except as otherwise provided in this Section 15, the Company shall continue in perpetuity.  The Company shall be dissolved and its affairs wound up upon the first to occur of (i) the written consent of the Members to dissolve the Company; (ii) the entry of a decree of judicial dissolution under Section 18-802 of the Act or (iii) the sale, transfer or other disposition of all or substantially all the assets of the Company.

16.                               Winding up Affairs and Distribution of Assets.

(a)                                  Upon a winding up of the Company, the Sole Member shall be the liquidating Member (the “Liquidating Member”) and shall proceed to wind up the affairs of the Company, liquidate the remaining property and assets of the Company and wind-up and terminate the business of the Company.  The Liquidating Member shall cause a full accounting of the assets and liabilities of the Company to be taken and shall cause the assets to be liquidated and the business to be wound up as promptly as possible by either or both of the following methods:  (1) selling the Company assets and distributing the net proceeds therefrom (after the payment of Company liabilities) to the Members in accordance with Section 10 hereof; or (2) distributing the Company assets to the Members in kind in accordance with Section 12 hereof (after adequate provision for all liabilities and expenses shall have been made).

(b)                                 If the Company shall employ method (1) as set forth in Section 16(a) above, in whole or part as a means of liquidation, then the proceeds of such liquidation shall be applied in the following order of priority:  (i) first, to the expenses of such liquidation; (ii) second, to the debts and liabilities of the Company to third parties, if any, in the order of priority provided by law; (iii) third, a reasonable reserve shall be set up to provide for any contingent or unforeseen liabilities or obligations of the Company to third parties (to be held and disbursed, at the discretion of the Liquidating Member, by an escrow agent selected by the Liquidating Member) and at the expiration of such period as the Liquidating Member may deem advisable, the balance remaining in such reserve shall be distributed as provided herein; (iv) fourth, to debts of the Company to the Members; and (v) fifth, to the Members in accordance with Section 11.

(c)                                  In connection with the liquidation of the Company, the Members severally, jointly, or in any combination upon which they may agree, shall have the first opportunity to make bids or tenders for all or any portion of the assets of the Company, and such assets shall not be sold to an outsider except only for a price higher than the highest and best bid of a single Member, the Members jointly, or a combination of Members.  Any bid made by a Member or Members for all or any portion of the assets shall be made, if at all, within thirty (30) days after the Liquidating Member or any other Member shall have requested such bids.  A copy of each bid shall be delivered by the Liquidating Member to each Member.  Unless otherwise agreed by all Members, no Member shall be entitled to raise its bid after submission thereof, whether in response to a bid received by the Company from any other Member or third party, or otherwise.

17.                               Amendments.  The Members may amend this Agreement at any time by written instrument signed by each Member and filed with the books and records of the Company.  Pending any replacement or amendment of this Agreement, it is intended that the provisions of the Act be controlling as to any matters not set forth in this Agreement.

18.                               Indemnification

(a)                                  A manager of the Company shall have no personal liability to the Company or its Members for monetary damages for breach of fiduciary duty as a manager; provided, however, this Section 18(a) shall not eliminate or limit the liability of a manager (i) for any breach of the manager’s duty of loyalty to the Company or its Members, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under the Act, or (iv) for any transaction from which the manager derived an improper personal benefit.  If the Act is hereafter amended to authorize the further elimination or limitation of the liability of managers, then the liability of a manager of the Company, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Act. Any repeal or modification of this Section 18(a) by the Members shall be prospective only, and shall not adversely affect any limitation on the personal liability of a manager of the Company existing at the time of such repeal or modification.

(b)                                 The Company shall have the power to provide indemnification to the fullest extend permitted by the laws of the State of Delaware.

(c)                                  Third Party Actions.  The Company shall indemnify any manager or officer of the Company, and may indemnify any other person, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that the person is or was a director, manager, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, manager, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit, or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interest of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(d)                                 Actions by or in the Right of the Company.  The Company shall indemnify any manager or officer and may indemnify any other person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that the person is or was a director, manager, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, manager, officer, employee or agent of another corporation, partnership joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the Court of Chancery or such other court shall deem proper.

(e)                                  Mandatory Indemnification.  To the extent that a director, manager, officer, employee or agent of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 18(c) or Section 18(d), or in defense of any claim, issues or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(f)                                    Determination of Conduct.  Any indemnification under Section 18(c) or Section 18(d) (unless ordered by a court) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the director, manager, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in Section 18(c) or Section 18(d).  Such determination shall be made (i) by the Members, or (ii) if the Members are party to such action, suit or proceeding or if the Members so direct, by independent legal counsel in a written opinion.

(g)                                 Payment of Expenses in Advance. Expenses (including attorneys’ fees) incurred in defending a civil or criminal action, suit or proceeding may not be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, manager, officer, employee or agent to repay such amount if it shall ultimately be determined that the person is not entitled to be indemnified by the Company as authorized in this Section 18.

(h)                                 Indemnity Not Exclusive.  The indemnification and advancement of expenses provided or granted hereunder shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Certificate of Formation, any other provisions of this Agreement, agreement, action by the Board of Managers, vote of Members or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

(i)                                     Definitions.  For purposes of this Section 18:

(i)                                     “the Company” shall include, in addition to resulting constituent company, any constituent company (including any constituent of a constituent) absorbed in a consolidation or merger that, if its separate existence had continued, would have had power and authority to indemnify its directors, managers, officers and employee or agents, so that any person who is or was a director, manager, officer, employee or agent of such constituent company, or is or was serving at the request of such constituent company as a director, manager, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Section 18 with respect to the resulting or surviving entity as the person would have with respect to such constituent company if its separate existence had continued;

(ii)                                  “other enterprises” shall include employee benefits plans;

(iii)                               “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan;

(iv)                              “serving at the request of the Company” shall include any services as a director, officer, employee or agent of the Company that imposes duties on, or involves services by, such director, manager, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and

(v)                                 a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plans hall be deemed to have acted in a manner “not opposed to the best interest of the Company” as referred to in this Section 18.

(j)                                     Continuation of Indemnity.  The indemnification and advancement of expenses provided or granted hereunder shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, manager, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

19.                               Miscellaneous.

(a)                                  Severability.  If any provision of this Agreement is held to be invalid, illegal or unenforceable by a court of competent jurisdiction, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(b)                                 Captions.  All captions used in this Agreement are for convenience only and shall not affect the meaning or construction of any provision hereof.

(c)                                  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflict of law principles.

(d)                                 Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Members and their respective successors and assigns.

(e)                                  Entire Agreement.  This Agreement constitutes the entire agreement of the Members with respect to the subject matter hereof and supersede all other prior agreements, understandings and arrangements, oral or written, express or implied, among the Members in respect of the subject matter hereof.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Amended and Restated Limited Liability Company Agreement as of the date first written above.

Sole Member:

VENTAS REALTY, LIMITED PARTNERSHIP

By: Ventas, Inc., its General Partner

By:	/s/ Joseph D. Lambert
Name:	Joseph D. Lambert
Title:	Vice President and Associate General Counsel

[Signature Page to Amended and Restated Limited Liability Company Agreement of TH Merger Company, LLC]